Exhibit 107
Calculation of Filing Fee Tables
S-8
(Form Type)

Oportun Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, reserved for future issuance under the 2019 Equity Incentive Plan	457(c) and 457(h)	1,723,452 (2)	$3.16 (3)	$5,446,108.32	$147.60 per $1,000,000	$803.85
Equity	Common Stock, par value $0.0001 per share, reserved for future issuance under the 2019 Employee Stock Purchase Plan	457(c) and 457(h)	344,690 (2)	$2.69 (4)	$927,216.10	$147.60 per $1,000,000	$136.86
Total Offering Amounts			2,068,142 (2)		$6,373,324.42		$940.71
Total Fee Offsets (5)							-
Net Fee Due							$940.71

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Oportun Financial Corporation (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2) Represents additional shares of Registrant’s Common Stock reserved for future issuance under the Registrant’s 2019 Equity Incentive Plan (the “2019 EIP”) and the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of the automatic increase provisions of the 2019 EIP and 2019 ESPP.
(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $3.16 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 15, 2024.
(4) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $2.69 per share, which is 85% of the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 15, 2024.
(5) The Registrant does not have any fee offsets.